[Grant Thornton LLP Letterhead]

August 25, 2016 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549

Re: Ligand Pharmaceuticals, Inc.
File No. 001-33093
Dear Sir or Madam:
We have read Item 4.01 of Form 8-K of Ligand Pharmaceuticals, Inc. dated August 25, 2016, and agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/ GRANT THORNTON LLP